Exhibit 99.1

Fushi Copperweld Reports Third Quarter 2008
Financial Results

-- 3Q08 Revenues Increased 99.4% to $63.8 Million --
-- 3Q08 Net Income Increased 9.9% to $9.05 Million--
-- Reports Diluted Earnings Per Share of $0.31--

DALIAN, China, November 13, 2008 - Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, automotive and other electrical applications, today announced financial results for the third quarter ended September 30, 2008.

Revenues for the third quarter of 2008 increased 99.4% to $63.8 million, from revenue of $32.0 million in the prior year's quarter, primarily due to both an increase in sales volume from the Dalian facility and the contribution from the acquisition of Copperweld in October 2007.

Gross profit in the third quarter increased 60.4% year over year to $16.9 million. Gross margin decreased to 26.5%, primarily attributable to lower margins contributed by the Fayetteville and Telford facilities acquired from Copperweld, as well as a decline in gross margin in Dalian.

Operating expenses in the third quarter increased 183.5% to $4.6 million, compared with $1.6 million in the prior year's quarter. This increase was due to a larger sales force and general and administrative expenses in Dalian associated with the increase in sales at that location, as well as the acquisition of Copperweld. On a percentage basis, operating expenses decreased sequentially to 7.3% from 7.6% in the second quarter 2008.

Net income for the 2008 third quarter was $9.0 million, or $0.31 per diluted share. This compares with $8.2 million or $0.33 per diluted share in the third quarter of 2007.

Mr. Li Fu, Chairman and Chief Executive Officer of Fushi Copperweld, commented, "We are pleased with our results for the third quarter, which reflect an ongoing integration of Fushi and Copperweld, as well as our continued ramp in production. The third quarter also reflects our ability to continue to grow in an indisputably challenging environment. During the third quarter, our capacity was limited by the Chinese government’s support of the Beijing Olympic Games, which required that businesses cap use of the electrical grid, thereby limiting production. Additionally, copper prices were still on the rise until late in the third quarter, which kept our margins under some pressure. And lastly, as the global economy began to slow we have seen some impact on demand. Still, our revenue growth was strong, and we have maintained a solid capital position that we believe will allow us to weather the current market conditions better than many of our competitors. We plan to continue to take the appropriate steps to ensure our position as a dominant player in the bimetallic industry through domestic and international sales, marketing and manufacturing expertise, branding and technological innovation, and we believe our strong balance sheet provides us with the opportunity to do that."

Mr. Fu continued, "While we are excited about the long term health of our industry, and about Fushi Copperweld specifically, we believe that the short term will bring about some additional challenges for our industry. First, the global economic situation has not yet stabilized, which could impact demand for the near term. And secondly, after the close of the quarter, we saw copper prices drop significantly. Lower copper prices can also have a negative impact on our top line, but we believe this is offset somewhat by our lower working capital needs, allowing us to maintain a strong financial position. Another ancillary outcome of the current environment is that companies in our industry with weaker balance sheets may have a difficult time surviving this environment, leaving a larger market share to those of us with strong balance sheets who are able to weather the storm. Our plan is to continue to stay in close contact with our customers and with the industry, and continue to identify new ways to increase revenues and improve our margins, especially during these challenging times."

Financial Expectations

For the full year 2008, the company now expects fully diluted earnings per share between $1.03 and $1.13 based on an estimated weighted average diluted share count of 28.8 million shares. This diluted EPS estimate excludes a charge of $2.35 million, or $0.08 per diluted share associated with a litigation accrual. This adjustment to guidance reflects falling copper prices, general market uncertainty, and macroeconomic trends. It also accounts for our new organic growth initiatives to diversify and increase sales and cost control measures in response to deteriorating macro conditions. Management continues to anticipate that 2008 will be a year of executing the integration of Fushi Copperweld, and looks to 2009 as the year in which the company can begin to realize the full range of benefits of the combined company, as a result of equipment relocation and additional product lines ramping up.

Going forward, the Company expects that overall it will continue to benefit from the infrastructure buildout in China and sales growth will continue to be increasingly broadly based as it supplies the growing demand in the Chinese industrial sector. Given the Company’s facilities in Dalian, PRC; Fayetteville, TN, USA; and Telford, UK, it is geographically diversified and in a strong position to gain global market share. That said, it expects that the majority of net sales will continue to be generated in Asia.

Conference Call
The Company will conduct a conference call to discuss the third quarter 2008 results today, Thursday, November 13, 2008, at 8:30 am ET. Listeners may access the call by dialing 1-480-629-9039. A live webcast of the conference call will also be available at http://www.fushicopperweld.com, under the Calendar of Events link located on the Investor Relations section or at www.viavid.net. A replay of the call will be available from November 13, 2008 to December 14, 2008. Listeners may access the replay by dialing # 303-590-3030; passcode: 3942239.

About Fushi Copperweld
Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co,, Ltd., and Copperweld Bimetallics, LLC,, is the leading manufacturer and innovator of copper cladded bi-metallic engineered conductor products used in the electrical, telecommunications, automotive, utilities and industrial industries. With extensive design and production capabilities and a long-standing dedication to customer service, Fushi-Copperweld, Inc. is the preferred choice bi-metallic products world-wide. For more information, visit: www.fushicopperweld.com.

Safe Harbor Statement
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.
All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-Q, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Nathan Anderson
Director IR & Corporate Development
Email: ir@fushicopperweld.com
Tel: (+1) 931.433.0482

Bill Zima & Ashley Ammon
ICR, Inc.
Tel: (+1) 203.682.8200

(financial tables below)

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited

REVENUES	63,823,927	$32,014,592	$180,369,083	$79,238,417

COST OF GOODS SOLD	46,931,400	21,481,175	131,996,263	51,367,707

GROSS PROFIT	16,892,527	10,533,417	48,372,820	27,870,710

OPERATING EXPENSE
Selling expenses	1,223,087	189,625	3,274,048	558,735
General and administrative expenses	3,418,704	1,447,530	11,335,948	4,588,010
Total operating expense	4,641,791	1,637,155	14,609,996	5,146,745

INCOME FROM OPERATIONS	12,250,736	8,896,262	33,762,824	22,723,965

OTHER INCOME (EXPENSE)

Interest income	176,830	565,383	529,651	1,074,837
Interest expense	(1,800,738)	(1,523,343)	(7,386,274)	(4,800,554)
Gain on derivative instrument	(32,482)	286,245	322,708	1,088,768
Other income	(65,305)	14,077	(30,600)	188,693
Other expense	(6,348)	(5,298)	(149,055)	(84,992)

Total other expense, net	(1,728,043)	(662,936)	(6,713,571)	(2,533,248)

INCOME BEFORE INCOME TAXES	10,522,693	8,233,326	27,049,253	20,190,717

Deferred income tax benefit	(106,390)	0	(1,295,285)	0
Current income tax expense	1,582,133	0	4,446,247	0

Total income tax expense	1,475,743	-	3,150,961	-

NET INCOME	9,046,950	8,233,326	23,898,292	20,190,717

OTHER COMPREHENSIVE INCOME
Unrealized gain or (loss) on marketable securities	-	-	22,301	-
Foreign currency translation adjustment	1,899,163	2,250,423	14,062,515	5,266,973
Change in fair value of derivative instrument	3,940,908	(3,738,571)	3,209,403	(4,610,090)

COMPREHENSIVE INCOME	14,887,021	$6,745,178	$41,192,511	$20,847,600

EARNINGS PER SHARE:
BASIC	0.33	$0.37	$0.88	$0.94
DILUTED	0.31	$0.33	$0.83	$0.85

WEIGHTED AVERAGE NUMBER OF SHARES:
BASIC	27,387,302	22,263,618	27,263,638	21,422,610
DILUTED	28,446,786	25,454,871	28,601,237	24,335,426

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

A S S E T S
	September 30,	December 31,
	2008	2007
	Unaudited
CURRENT ASSETS:
Cash	$50,043,410	$79,914,758
Marketable Securities	-	2,977,699
Restricted cash	1,000,000	1,000,000
Accounts receivable, trade, net of allowance of bad debt
$498,205 and $135,418 as of September 30,2008 and December 31, 2007	50,018,459	23,611,186
Inventories	20,444,709	12,308,295
Notes receivables	370,149	816,905
Other receivables and prepaid expenses	496,762	997,979
Advances to suppliers	25,046,960	2,341,839
Cross currency hedge receivable	55,322	706,170
Deposit in derivative hedge	1,000,000	-
Total current assets	148,475,771	124,674,831

PLANT AND EQUIPMENT, net	107,816,898	87,228,600

OTHER ASSETS:
Advances to suppliers, noncurrent	17,946,939	18,204,775
Prepaid land use right	-	4,559,760
Intangible asset, net of accumulated amortization	12,617,273	5,832,721
Deferred loan expense, net	3,612,387	3,115,930
Deferred tax assets	4,147,286	2,852,000
Total other assets	38,323,885	34,565,186

Total assets	$294,616,554	$246,468,617

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable, trade	$5,685,839	$3,028,823
Revolver line	9,410,373	7,168,524
Short term bank loans	17,673,600	5,703,360
Current portion of long term debts	-	10,968,000
Current portion of notes payable	5,000,000	-
Other payables and accrued liabilities	3,118,409	5,791,597
Customer deposits	570,990	-
Taxes payable	2,083,687	1,005,259
Total current liabilities	43,542,897	33,665,563

LONG TERM LIABILITIES:
Notes payable, noncurrent	40,000,000	60,000,000
Fair value of derivative instrument	5,305,993	8,515,396

Total liabilities	88,848,890	102,180,959

COMMITMENTS AND CONTINGENCIES	7,197,794	-

SHAREHOLDERS' EQUITY:
Preferred stock,$0.001 par value, 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock,$0.006 par value, 100,000,000 shares authorized,
September 30, 2008: 27,503,885 shares issued and 27,403,885 outstanding
December 31, 2007: 25,311,304 shares issued and 25,211,304 outstanding	164,424	151,268
Restricted common stock in escrow	600	600
Additional paid in capital	90,741,609	77,665,064
Statutory reserves	8,321,726	8,321,726
Retained earnings	78,031,362	54,133,070
Accumulated other comprehensive income	21,310,149	4,015,930
Total shareholders' equity	198,569,869	144,287,658

Total liabilities and shareholders' equity	$294,616,554	$246,468,617

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007
	Unaudited	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	23,898,292	20,190,717
Adjustments to reconcile net income to cash	-
provided by (used in) operating activities:	-
Bad debt expenses	355,293
Reserve for obsolete inventory	401,646
Depreciation	4,728,235	2,029,646
Amortization of intangibles	256,722	174,627
Amortization of loan commission	2,525,756	491,178
Interest penalty	710,544
Amortization of stock option compensation	1,437,557	887,080
Gain on derivative instrument	(322,708)	(1,088,768)
Investment loss on marketable securities	16,158
Change in operating assets and liabilities:	-
-
Accounts receivable	(24,965,036)	(5,426,757)
Inventories	(7,885,132)	(5,175,451)
Other receivables and prepayments	(395,449)	(1,306,764)
Notes receivables	487,946	(104,512)
-
Advance to suppliers	(22,061,823)	(5,600,003)
Deferred tax assets	(1,295,286)
Accounts payable	2,521,359	(58,813)
Other payables and accrued liabilities	(2,737,772)	570,231
Customer deposits	528,731	(198,848)
Taxes payable	960,752	(177,576)
-
Net cash (used in) provided by operating activities	(20,834,215)	5,205,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Marketable securities	2,983,842
Payment for Investment deposit		(3,000,000)
Proceeds from derivative instrument	973,556	802,523
Purchase of land use right	(1,687,468)
Advance for purchase of land use right	-	(4,109,757)
Purchase of property and equipment	(15,540,210)	(8,613,889)
Advances for purchase of equipment	(3,148,802)	(25,724,917)
Net cash used in investing activities	(16,419,082)	(40,646,040)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments to shareholders	-	(3,985,698)
Net borrowings for Revolver line	2,279,289
Proceeds from bank loans	16,908,000	11,546,600
Payments on bank loans	(17,268,032)	(12,507,240)
Net proceeds from convertible notes	-	56,400,000
Proceeds from exercise of stock warrants	139,394	7,541,346
Net cash provided by financing activities	2,058,651	58,995,008

EFFECT OF EXCHANGE RATE ON CASH	5,323,298	1,984,326

INCREASE IN CASH	(29,871,348)	25,539,281

CASH, beginning of period	79,914,758	20,493,551

CASH, end of period	50,043,410	$46,032,832